Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and “Change in Independent Accountants” in Pre-Effective Amendment No.1 to the Registration Statement (Form S-1 No. 333-227157) and related Prospectus of Invesco CurrencyShares® Euro Trust for the registration of 10,600,000 shares of its Euro Shares and to the incorporation by reference therein of our report dated January 11, 2018, with respect to the financial statements of the CurrencyShares® Euro Trust, and our report dated January 11, 2018, with respect to the effectiveness of internal control over financial reporting of the CurrencyShares® Euro Trust, included in its Annual Report on Form 10-K for the year ended October 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

September 13, 2018